================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 25, 2003

                               -----------------

                        COMMISSION FILE NUMBER 000-25311

                                 VITALWORKS INC.
             (Exact name of registrant as specified in its charter)

                       DELAWARE                      59-2248411
           (State or other jurisdiction of        (I.R.S. Employer
            incorporation or organization)       Identification No.)

                  239 ETHAN ALLEN HIGHWAY, RIDGEFIELD, CT 06877
          (Address of principal executive offices, including zip code)

                                 (203) 894-1300
              (Registrant's telephone number, including area code)

================================================================================

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of the Business Acquired: See Financial Statements attached hereto and filed as part of this report.

(b) Pro Forma Financial Information: See Financial Statements attached hereto and filed as part of this report.

(c)      Exhibits:

Exhibit No.                            Description
-----------                            -----------
   15          Letter regarding unaudited interim financial information from
               Deloitte & Touche LLP, independent auditors.

   23          Consent of Deloitte & Touche LLP, independent auditors.

(a) FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Amicas, Inc.:

We have audited the accompanying balance sheets of Amicas, Inc. (the "Company") as of December 31, 2001 and 2002 and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Amicas, Inc. as of December 31, 2001 and 2002 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's history of net losses, deficiency in working capital and stockholders' deficit at December 31, 2002 raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP
Boston, MA.
October 27, 2003

INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Stockholders of Amicas, Inc.:

We have reviewed the accompanying balance sheet of Amicas, Inc. (the "Company) as of September 30, 2003 and the related statements of operations and cash flows for the nine-month periods ended September 30, 2002 and 2003 and the statement of redeemable convertible preferred stock and stockholders' deficit for the nine-month period ended September 30, 2003. These interim financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying interim financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, certain conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the financial statements.

/s/ Deloitte & Touche LLP
Boston, MA.
November 14, 2003

AMICAS, INC.

BALANCE SHEETS
DECEMBER 31, 2001 AND 2002 AND SEPTEMBER 30, 2003

                                                                                           DECEMBER 31,
                                                                                   ---------------------------   SEPTEMBER 30,
                                                                                       2001           2002           2003
                                                                                                                 (UNAUDITED)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                        $  6,673,168   $  1,119,362   $     72,493
  Accounts receivable, net of allowance for doubtful accounts of $40,000,
    $70,000 and $70,000 at December 31, 2001 and 2002 and September 30,
    2003, respectively                                                                  556,096      1,570,939      1,493,632
  Prepaid expense and other current assets                                              128,268        215,918        253,479
                                                                                   ------------   ------------   ------------
           Total current assets                                                       7,357,532      2,906,219      1,819,604

PROPERTY AND EQUIPMENT--Net                                                             765,198        909,687        461,288

RESTRICTED CASH                                                                         250,000

OTHER ASSETS                                                                             71,254         54,360         54,360
                                                                                   ------------   ------------   ------------

TOTAL ASSETS                                                                       $  8,443,984   $  3,870,266   $  2,335,252
                                                                                   ============   ============   ============

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Convertible notes payable to stockholders                                        $          -    $         -   $  2,090,843
  Current portion of capital lease obligation                                           132,000        150,719          6,975
  Accounts payable                                                                      367,953        490,065        715,819
  Accrued expenses                                                                      194,983        447,091        667,451
  Deferred revenue                                                                      854,326      4,223,667      6,384,801
  Note payable                                                                           12,776
                                                                                   ------------   ------------   ------------

           Total current liabilities                                                  1,562,038      5,311,542      9,865,889
                                                                                   ------------   ------------   ------------

CAPITAL LEASE OBLIGATIONS--Net of current portion                                        28,988          3,591
                                                                                   ------------   ------------   ------------

COMMITMENTS AND CONTINGENCIES (Note 6)

REDEEMABLE CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE:
  Series A Redeemable Convertible Preferred Stock, 4,231,333 shares authorized;
     issued and outstanding at December 31, 2001 and 2002 and
     September 30, 2003 (liquidation value of $2,115,667)                             4,104,249      4,130,097      4,149,483
  Series B Redeemable Convertible Preferred Stock, 3,645,835 shares authorized;
     issued and outstanding at December 31, 2001 and 2002 and
     September 30, 2003 (liquidation value of $3,937,502)                             7,767,995      7,789,760      7,806,084
  Series C Redeemable Convertible Preferred Stock, 14,179,487 shares authorized;
     11,410,256 shares issued and outstanding at December 31, 2001 and 2002 and
     September 30, 2003 (liquidation value of $9,701,000)                             8,682,165      9,456,571     10,037,376
                                                                                   ------------   ------------   ------------

           Total redeemable convertible preferred stock                              20,554,409     21,376,428     21,992,943
                                                                                   ------------   ------------   ------------
STOCKHOLDERS' DEFICIT:
  Common stock, $0.001 par value--authorized, 40,000,000 shares; 7,136,899,
     7,450,810 and 7,660,899 shares issued and outstanding at December 31, 2001
     and 2002 and September 30, 2003, respectively                                        7,137          7,451          7,661
 Additional paid-in capital                                                             747,326        770,381        867,078
 Accumulated deficit                                                                (14,455,914)   (23,599,127)   (30,398,319)
                                                                                   ------------   ------------   ------------

           Total stockholders' deficit                                              (13,701,451)   (22,821,295)   (29,523,580)
                                                                                   ------------   ------------   ------------
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS'
   DEFICIT                                                                         $  8,443,984   $  3,870,266   $  2,335,252
                                                                                   ============   ============   ============

See notes to financial statements.

AMICAS, INC.

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2001 AND 2002
AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2003

                                                        YEARS ENDED                 NINE MONTHS ENDED
                                                        DECEMBER 31,                  SEPTEMBER 30,
                                                ---------------------------   ---------------------------
                                                    2001           2002            2002          2003
                                                                                       (UNAUDITED)
REVENUE:

Contracts                                       $  1,408,610   $  2,167,951   $  1,455,484   $  3,035,685
Hardware                                             100,000        102,356         12,703         13,000
                                                ------------   ------------   ------------   ------------

           Total revenue                           1,508,610      2,270,307      1,468,187      3,048,685
                                                ------------   ------------   ------------   ------------
COST OF REVENUE:
  Costs of contracts                               1,558,333      2,145,132      1,618,222      2,116,105
  Cost of hardware                                   100,000         63,399          2,800         26,000
                                                ------------   ------------   ------------   ------------

           Total cost of revenue                   1,658,333      2,208,531      1,621,022      2,142,105
                                                ------------   ------------   ------------   ------------

GROSS (DEFICIT) PROFIT                              (149,723)        61,776       (152,835)       906,580
                                                ------------   ------------   ------------   ------------

OPERATING EXPENSES:
  Sales and marketing                              2,448,460      3,801,819      2,435,848      3,127,074
  Research and development                         2,427,648      2,411,864      1,815,320      1,869,433
  General and administrative                       1,777,644      1,528,775      1,206,408      1,501,964
  Depreciation and amortization                      520,821        677,105        471,622        517,773
                                                ------------   ------------   ------------   ------------

           Total operating expenses                7,174,573      8,419,563      5,929,198      7,016,244
                                                ------------   ------------   ------------   ------------
LOSS FROM OPERATIONS                              (7,324,296)    (8,357,787)    (6,082,033)    (6,109,664)
                                                ------------   ------------   ------------   ------------
OTHER INCOME (EXPENSE):
  Interest income                                    110,416         59,972         53,697          3,983
  Interest expense                                   (37,201)       (27,437)       (22,002)      (118,482)
  Other income--net                                  183,817          4,058            500         41,486
                                                ------------   ------------   ------------   ------------
           Total other income--net                   257,032         36,593         32,195        (73,013)
                                                ------------   ------------   ------------   ------------

NET LOSS                                          (7,067,264)    (8,321,194)    (6,049,838)    (6,182,677)
                                                ------------   ------------   ------------   ------------

PREFERRED STOCK DIVIDENDS AND ACCRETION             (141,814)      (822,019)      (616,515)      (616,515)
                                                ------------   ------------   ------------   ------------

NET LOSS ATTRIBUTABLE TO
  COMMON STOCKHOLDERS                           $ (7,209,078)  $ (9,143,213)  $ (6,666,353)  $ (6,799,192)
                                                ============   ============   ============   ============

See notes to financial statements.

AMICAS, INC.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT YEARS ENDED DECEMBER 31, 2001 AND 2002 AND NINE MONTHS ENDED SEPTEMBER 30, 2003

                                                         SERIES A                     SERIES B                   SERIES C
                                                   REDEEMABLE CONVERTIBLE      REDEEMABLE CONVERTIBLE      REDEEMABLE CONVERTIBLE
                                                      PREFERRED STOCK             PREFERRED STOCK             PREFERRED STOCK
                                                  -------------------------   -------------------------   -------------------------
                                                  NUMBER OF        PAR        NUMBER OF        PAR        NUMBER OF         PAR
                                                    SHARES        VALUE        SHARES         VALUE        SHARES          VALUE
BALANCE--December 31, 2000                         4,231,333   $  4,078,401    3,645,835   $  7,746,230            -   $          -

  Exercise of common stock options
  Issuance of common stock in connection
    with Series C Redeemable Convertible
    Preferred Stock
  Exercise of common stock warrant
  Stock-based compensation expense related to
    options granted to nonemployees
  Issuance of restricted common stock
  Issuance of Series C Redeemable Convertible
    Preferred Stock, net of issuance costs
    of $ 175,945                                                                                          11,410,256      8,587,964
  Accretion of Series A, B and C Redeemable
    Convertible Preferred Stock                                      25,848                      21,765                      94,201
  Net loss
                                                   ---------   ------------    ---------   ------------   ----------   ------------

BALANCE--December 31, 2001                         4,231,333      4,104,249    3,645,835      7,767,995   11,410,256      8,682,165

  Exercise of common stock options
  Stock-based compensation expense related to
    options granted to nonemployees
  Accretion of Series A, B and C
    Redeemable Convertible Preferred Stock                           25,848                      21,765                     774,406
  Net loss
                                                   ---------   ------------    ---------   ------------   ----------   ------------

BALANCE--December 31, 2002                         4,231,333      4,130,097    3,645,835      7,789,760   11,410,256      9,456,571

  Exercise of common stock options (unaudited)
  Stock-based compensation expense related to
    options granted to nonemployees (unaudited)
  Accretion of Series A, B and C Redeemable
    Convertible Preferred Stock (unaudited)                          19,386                      16,324                     580,805
  Warrants issued with convertible
    notes payable to stockholders (unaudited)
  Beneficial conversion feature of convertible
    promissory notes to stockholders (unaudited)
  Net loss (unaudited)
                                                   ---------   ------------    ---------   ------------   ----------   ------------
BALANCE--September 30, 2003 (unaudited )           4,231,333   $  4,149,483    3,645,835   $  7,806,084   11,410,256   $ 10,037,376
                                                   =========   ============    =========   ============   ==========   ============

                                                      COMMON STOCK
                                                  -------------------------     ADDITIONAL                      TOTAL
                                                   NUMBER OF       PAR           PAID-IN      ACCUMULATED   STOCK HOLDERS'
                                                    SHARES        VALUE          CAPITAL        DEFICIT       DEFICIT
BALANCE--December 31, 2000                         6,356,232   $      6,356   $    595,897   $ (7,246,836)  $ (6,644,583)

  Exercise of common stock options                    28,938             29          1,628                         1,657
  Issuance of common stock in connection
    with Series C Redeemable Convertible
    Preferred Stock                                  691,022            691        135,400                       136,091
  Exercise of common stock warrant                    25,707             26          5,116                         5,142
  Stock-based compensation expense related to
    options granted to nonemployees                                                  2,320                         2,320
  Issuance of restricted common stock                 35,000             35          6,965                         7,000
  Issuance of Series C Redeemable Convertible
    Preferred Stock, net of issuance costs
    of $ 175,945
  Accretion of Series A, B and C Redeemable
    Convertible Preferred Stock                                                                  (141,814)      (141,814)
  Net loss                                                                                     (7,067,264)    (7,067,264)
                                                   ---------   ------------   ------------   ------------   ------------

BALANCE--December 31, 2001                         7,136,899          7,137        747,326    (14,455,914)   (13,701,451)

  Exercise of common stock options                   313,911            314          4,839                         5,153
  Stock-based compensation expense related to
    options granted to non employees                                                18,216                        18,216
  Accretion of Series A, Band C
    Redeemable Convertible Preferred Stock                                                       (822,019)      (822,019)
  Net loss                                                                                     (8,321,194)    (8,321,194)
                                                   ---------   ------------   ------------   ------------   ------------

BALANCE--December 31, 2002                         7,450,810          7,451        770,381    (23,599,127)   (22,821,295)

  Exercise of common stock options (unaudited)       210,089            210          1,898                         2,108
  Stock-based compensation expense related to
    options granted to nonemployees (unaudited)                                     13,228                        13,228
  Accretion of Series A, B and C Redeemable
    Convertible Preferred Stock (unaudited)                                                      (616,515)      (616,515)
  Warrants issued with convertible
    notes payable to stock holders (unaudited)                                      60,521                        60,521
  Beneficial conversion feature of convertible
    promissory notes to stockholders (unaudited)                                    21,050                        21,050
  Net loss (unaudited)                                                                         (6,182,677)    (6,182,677)
                                                   ---------   ------------   ------------   ------------   ------------
BALANCE--September 30, 2003 (unaudited )           7,660,899   $      7,661   $    867,078   $(30,398,319)  $(29,523,580)
                                                   =========   ============   ============   ============   ============

See notes to financial statements.

AMICAS, INC.

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001 AND 2002
AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2003

                                                                                        YEARS ENDED
                                                                                        DECEMBER 31,
                                                                                ---------------------------
                                                                                    2001           2002
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                      $ (7,067,264)  $ (8,321,194)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                    520,821        677,105
    Allowance for doubtful accounts                                                   27,039         32,616
    Stock-based compensation expense                                                   7,462         18,216
    Loss on disposal of property and equipment                                        34,212
    Interest expense                                                                   7,045            224
    Changes in operating assets and liabilities:
      Accounts receivable                                                           (300,462)    (1,047,459)
      Prepaid expenses and other current assets                                       73,873        (87,650)
      Accounts payable                                                               (40,625)       122,112
      Accrued expenses                                                                48,018        252,108
      Deferred revenue                                                               392,173      3,369,341
                                                                                ------------   ------------
          Net cash used in operating activities                                   (6,297,708)    (4,984,581)
                                                                                ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                               (364,493)      (699,502)
  (Increase) decrease  in other assets                                               (27,528)        16,894
  (Increase) decrease in restricted cash                                            (162,547)       250,000
                                                                                ------------   ------------

          Net cash used in investing activities                                     (554,568)      (432,608)
                                                                                ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from sale of Series C Redeemable Convertible Preferred Stock        8,724,054
  Proceeds from sale/exercises of common stock                                         8,657          5,153
  Proceeds from issuance of convertible notes payable to stockholders
  Payments on note payable                                                           (77,778)       (13,000)
  Payments on capital lease obligations                                             (164,532)      (128,768)
                                                                                ------------   ------------

          Net cash provided by (used in) financing activities                      8,490,401       (136,615)
                                                                                ------------   ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               1,638,125     (5,553,804)

CASH AND CASH EQUIVALENTS--Beginning of period                                     5,035,043      6,673,168
                                                                                ------------   ------------

CASH AND CASH EQUIVALENTS--End of period                                        $  6,673,168   $  1,119,364
                                                                                ============   ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--
  Cash paid during the periods for interest                                     $     30,156   $     27,213
                                                                                ============   ============

NONCASH INVESTING AND FINANCING ACTIVITIES:
  Equipment acquired under capital leases                                       $    116,388   $    122,090
                                                                                ============   ============
  Issuance of common stock with Series C Redeemable Convertible Preferred
    Stock                                                                       $    136,091              -
                                                                                ============   ============

  Accretion of  Series A, B and C Redeemable Convertible Preferred Stock        $    141,814   $    822,019
                                                                                ============   ============


                                                                                      NINE MONTHS ENDED
                                                                                        SEPTEMBER 30,

                                                                                ---------------------------
                                                                                    2002           2003

                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                      $ (6,049,838)  $ (6,182,677)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                    471,622        517,773
    Allowance for doubtful accounts                                                   20,000
    Stock-based compensation expense                                                  10,968         13,228
    Loss on disposal of property and equipment                                                       21,956
    Interest expense                                                                     224         72,414
    Changes in operating assets and liabilities:
      Accounts receivable                                                           (409,768)        77,307
      Prepaid expenses and other current assets                                     (181,625)       (37,561)
      Accounts payable                                                              (128,172)       225,754
      Accrued expenses                                                               444,053        220,360
      Deferred revenue                                                             2,375,199      2,161,134
                                                                                ------------   ------------

          Net cash used in operating activities                                   (3,447,337)    (2,910,312)
                                                                                ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                               (444,806)      (130,420)
  (Increase) decrease  in other assets                                                16,894
  (Increase) decrease in restricted cash                                             250,000
                                                                                ------------   ------------

          Net cash used in investing activities                                     (177,912)      (130,420)
                                                                                ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from sale of Series C Redeemable Convertible Preferred Stock
  Proceeds from sale/exercises of common stock                                         2,218          2,108
  Proceeds from issuance of convertible notes payable to stockholders                             2,100,000
  Payments on note payable                                                           (13,000)
  Payments on capital lease obligations                                             (118,561)      (108,245)
                                                                                ------------   ------------

          Net cash provided by (used in) financing activities                       (129,343)     1,993,863
                                                                                ------------   ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              (3,754,592)    (1,046,869)

CASH AND CASH EQUIVALENTS--Beginning of period                                     6,673,168      1,119,364
                                                                                ------------   ------------

CASH AND CASH EQUIVALENTS--End of period                                        $  2,918,576   $     72,495
                                                                                ============   ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--
  Cash paid during the periods for interest                                     $     22,002   $     19,489
                                                                                ============   ============

NONCASH INVESTING AND FINANCING ACTIVITIES:
  Equipment acquired under capital leases                                       $    122,090              -
                                                                                ============   ============
  Issuance of common stock with Series C Redeemable Convertible
    Preferred Stock                                                                        -              -
                                                                                ============   ============

  Accretion of  Series A, B and C Redeemable Convertible Preferred Stock        $    616,515   $    616,515
                                                                                ============   ============

See notes to financial statements.

AMICAS, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2002
AND NINE MONTHS ENDED SEPTEMBER 30, 2003

1.       ORGANIZATION AND OPERATIONS

         Amicas, Inc. (the "Company"), a Delaware corporation, was organized in November 1995 to create and license an integrated client-server software system that provides access to medical images for both radiologists and referring physicians over an intranet or the Worldwide Web throughout the United States.

         The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company has a stockholders' deficiency of approximately $22,800,000 and $29,500,000 as of December 31, 2002 and September 30, 2003, respectively, recurring losses of approximately $7,067,000, $8,321,000, and $6,183,000 for the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2003, and a deficiency in working capital of approximately $2,400,000 and $8,000,000 at December 31, 2002 and September 30, 2003,
         respectively.

         The Company is subject to a number of risks common to rapidly growing technology-based companies, including limited operating history, dependence on key individuals, rapid technological changes, competition from substitute products and larger companies, the need for adequate financing to fund future operations and the successful development and marketing of its commercial products and services. The Company's ability to continue as a going concern is contingent, in part, upon its ability to continue to meet its obligations, and, ultimately, obtain profitable operations. Management intends to continue to service its existing customers and increase revenue from new and existing customers. The Company has funded its losses primary through the sale of redeemable convertible preferred stock and the issuance of convertible notes payable to stockholders. During June, July and September 2003, the Company issued an aggregate of $2,100,000 in convertible notes payable to stockholders (Note 5). In October 2003, the Company issued an additional $650,000 of convertible notes payable to stockholder. There is no assurance that the Company will be able to obtain additional loans or will be able to generate sufficient revenue and cash to support its operations.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         UNAUDITED INTERIM FINANCIAL STATEMENTS -- The accompanying financial statements as of September 30, 2003 and for the nine months ended September 30, 2002 and 2003 are unaudited. These unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("generally accepted accounting principles") for interim financial information and, accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented have been included. The results of operations for the nine-months ended September 30, 2003 are not necessarily an indication of the results that may be expected for the entire fiscal year or future periods.

         USE OF ESTIMATES -- The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the disclosure of certain contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS -- The Company considers all highly-liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist mainly of money market accounts at December 31, 2001 and 2002 and September 30, 2003.

         RESTRICTED CASH -- The Company maintained certificates of deposit as collateral for the Company's facility lease agreement and a certain service contract. The lease and the service contract expired in 2002 and the cash was released from restriction at that time. The restricted cash as of December 31, 2001 was $250,000. There is no restricted cash as of December 31, 2002 and September 30, 2003.

         ALLOWANCE FOR DOUBTFUL ACCOUNTS -- The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company analyzes accounts receivable and the composition of the accounts receivable aging, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Based upon the analysis and estimates of the uncollectibility of its accounts receivable, the Company records an increase in the allowance for doubtful accounts when the collection of specific accounts receivable becomes doubtful. The Company recorded provisions for doubtful accounts of $27,039 and $32,616 for the years ended at December 31, 2001 and 2002, respectively.

         CONCENTRATIONS OF CREDIT RISK -- Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Substantially all of the Company's cash and cash equivalents are held at one financial institution. Concentration of credit risk with respect to accounts receivable is limited to customers to whom the Company makes significant sales. To manage credit risk, the Company evaluates the credit worthiness of its prospective customers. The Company has customers that represent a significant percentage of total revenue for the years ended at December 31, 2001 and 2002 and the nine months ended September 30, 2002 and accounts receivable at December 31, 2001 and 2002 and September 30, 2003 (see Note 11). There were no significant customers for the nine months ended September 30, 2003.

         PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. Assets held under capital leases are stated at the lesser of the present value of future minimum payments using the Company's incremental borrowing rate at the inception of the lease or the fair value of the property at the inception of the lease. The assets recorded under capital leases are amortized over the lesser of the lease term or the estimated useful lives of the assets in a manner consistent with the Company's depreciation policy for owned assets. Amortization of assets under capital leases is included in depreciation and amortization expense in the statements of operations.

         Estimated useful lives of property and equipment are as follows:

Furniture and fixtures         3 years
Computer equipment             3 years
Equipment under capital lease  Shorter of life of lease or estimated useful life

         LONG-LIVED ASSETS -- The Company periodically evaluates the potential impairment of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon the occurrence of a certain event or change in circumstances, the Company evaluates the potential impairment of an asset based on future undiscounted cash flows over the estimated remaining useful life of the asset and compares such amount to the carrying value. If the undiscounted future cash flows are less than the carrying value, the fair value of the asset is determined. The Company will measure the amount of such impairment based on the fair value of the related asset, calculated based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved, and if such fair value is less than the carrying value, the asset is written down to its estimated fair value. There were no impairments of the Company's assets during the periods presented.

         REVENUE RECOGNITION -- The Company records revenue from software licenses, maintenance (post-contract customer support) and services. In addition, the Company, for the convenience of its customers, occasionally sells hardware purchased from third parties.

         Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, the fee is probable of collection, product acceptance has occurred, if applicable, and there are no significant obligations on the part of the Company remaining. In most cases, the Company bundles its software license, maintenance and certain services together in a term contract. As a result, the elements of the Company's arrangements are generally not sold separately, other than certain consultative services, and accordingly, fees for these arrangements are recognized ratably over the life of the term contract, typically one to five years. In addition, the Company charges variable usage fees based on the volume of studies done by the customer. These contracts typically contain annual or quarterly minimum fees, and the Company recognizes the minimum fees as they are earned.

         Services include installation, basic consulting, as well as software customization and modification to meet specific customer needs. As these arrangements may include acceptance provisions or customization that is essential to the functionality of the licensed software and the services are generally bundled with the license fee, the Company recognizes revenue for these arrangements ratably over the licensed software contract period upon completion of the services and acceptance by the customer of the installation or custom development work. The Company determines that the contract has been completed upon notice of acceptance from the customer or the lapse of the acceptance period. The majority of the Company's professional services contracts are completed within 90 days from inception. The Company has no known loss contracts at December 31, 2001 and 2002 or September 30, 2003.

         The Company's normal payment terms require payment within 30 to 90 days. The Company considers all arrangements with payment terms extending beyond 90 days not to have fees that are fixed or determinable. The entire fee under these arrangements is recognized as payments from customers become due, assuming all other revenue recognition criteria have been met.

         The license agreements allow for a warranty provision for defects for a period ranging from 30 to 90 days. The Company estimates the amount of future warranty costs at the date of revenue recognition of the license fee, and accrues that amount as a liability. These costs to date have been nominal and no amount has been accrued as of December 31, 2001 and 2002 or September 30, 2003.

         Maintenance fees include telephone support, bug fixes and rights to upgrades on a when-and-if-available basis associated with software licenses. Software license fees billed and not recognized as revenue are included in deferred revenue. In addition, the deferred revenue balance includes amounts from bundled software and service arrangements whereby the Company does not meet the criteria to separately account for the individual elements, therefore all revenue under such arrangements is recognized over the contract period.

         SOFTWARE DEVELOPMENT COSTS AND RESEARCH AND DEVELOPMENT -- Expenditures for software research and development are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility, the completion of a working model of the software product that has been tested to be consistent with the product design specifications, has been obtained. The Company's current process for developing software is essentially completed concurrently with the establishment of technological feasibility; therefore no costs have been capitalized to date. The Company's software development costs incurred prior to technological feasibility are charged to operations as incurred and are included in research and development expense in the statements of operations.

         ADVERTISING -- The Company expenses advertising costs as incurred. Advertising expense totaled $158,225 and $350,647 for the years ended December 31, 2001 and 2002, respectively, and are included in sales and marketing expense in the statements of operations.

         INCOME TAXES -- The Company provides deferred tax assets and liabilities relating to bases differences between the Company's assets and liabilities and net loss carryforwards using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax assets to the amount that will more likely than not be realized.

         STOCK-BASED COMPENSATION -- The Company accounts for all stock-based compensation award grants to employees and members of the Board of Directors using the intrinsic-value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and provides footnote disclosure based on the fair-value method as required by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, if the exercise price of the employee stock options equals the estimated fair market value of the underlying stock on the date of grant and the terms are fixed, no compensation expense is generally recognized. Stock-based compensation issued to nonemployees is recorded using the fair-value method.

         Had the Company elected to recognize compensation cost based on the fair value of the options granted to employees at the grant date, as prescribed by SFAS No. 123, pro forma net loss would have been:

                                                     YEARS ENDED              NINE MONTHS ENDED
                                                     DECEMBER 31,               SEPTEMBER 30,
                                              -------------------------   -------------------------
                                                 2001           2002          2002          2003
                                                                              (UNAUDITED)
Net loss--as reported                         $(7,067,264)  $(8,321,194)  $(6,049,838)  $(6,182,677)
Add employee stock-based compensation
  expense included in reported net loss
Deduct employee stock-based compensation
  expense determined using fair-value method      (65,801)      (80,240)      (60,077)      (38,249)
                                              -----------   -----------   -----------   -----------
Net loss--pro forma                           $(7,133,065)  $(8,401,434)  $(6,109,915)  $(6,220,926)
                                              ===========   ===========   ===========   ===========

         The Company has computed the pro-forma disclosures required under SFAS No. 123 for employee options using the Black-Scholes option-pricing model. The assumptions used are as follows:

                                          YEARS ENDED                NINE MONTHS ENDED
                                          DECEMBER 31,                 SEPTEMBER 30,
                                     ----------------------        ----------------------
                                      2001           2002           2002           2003
                                                                        (UNAUDITED)
Risk-free interest rate                 4.56%          3.82%          3.82%          3.66%
Expected dividend yield
Expected lives                       5 years        5 years        5 years        5 years
Expected volatility

         The Company records the fair value of stock options and warrants granted to nonemployees in exchange for services under the fair-value method in accordance with SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," in the statements of operations. Under this method, the resulting compensation is measured at the fair value of the equity instrument on the date of vesting and recognized as a charge to operations over the service period, which is usually the vesting period.

         COMPREHENSIVE INCOME (LOSS) -- Comprehensive income (loss) is the change in equity of a business enterprise during a period from transactions and other event and circumstances from nonowner sources. Comprehensive loss is the same as net loss for the years ended December 31, 2001 and 2002 and for the nine months ended September 30, 2002 and 2003.

         DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE -- SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," establishes standards for reporting information regarding operating segments and establishes standards for related disclosure about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as one operating segment. As of December 31, 2001 and 2002 and September 30, 2003, all of the Company's assets are located in the United States.

         RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS -- In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121 and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. SFAS No. 144 further refines the requirements of SFAS No. 121 that companies
         (i) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and (ii) measure an impairment loss as the difference between the carrying amount and fair value of the asset. In addition, SFAS No. 144 provides guidance on accounting and disclosure issues surrounding long-lived assets to be disposed of by sale. The Company adopted the provisions of SFAS No. 144, as required, on January 1, 2002. The adoption of this statement did not have any impact on the Company's financial position or results of operations.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements SFAS Nos. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." SFAS No. 145 impacts how companies account for sales-leaseback transactions and how gains or losses on debt extinguishment are presented in the financial statements. The Company adopted SFAS No. 145 on January 1, 2003, as required, and such adoption had no effect on the Company's financial position or results of operations.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an Amendment of FASB Statement No. 123." This statement amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Management has determined that it will continue to account for stock-based compensation to employees under the provisions of APB Opinion No. 25 and will make all required disclosures in its financial reports.

         RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -- In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 will impact how companies account for costs incurred with exit activities, such as employee severance and facility closure costs. The Company will adopt SFAS No. 146 on January 1, 2003, as required, and such adoption is not expected to have a material effect on the Company's financial position or results of operations.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity, including redeemable preferred stock. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the interim period commencing July 1, 2003, except for mandatorily redeemable financial instruments of nonpublic companies, which is subject to SFAS No. 150 in the Company's 2005 annual financial statements. The Company has not yet determined the impact of this statement on its financial statements.

3.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:

                                                       YEARS ENDED
                                                       DECEMBER 31,
                                                 -----------------------
                                                    2001         2002
Computer equipment                               $1,256,476   $1,739,351
Furniture and fixtures                              222,355      474,657
                                                 ----------   ----------
                                                  1,478,831    2,214,008

Less accumulated depreciation and amortization      713,633    1,304,321
                                                 ----------   ----------
Total                                            $  765,198   $  909,687
                                                 ==========   ==========

         Included in property and equipment is equipment held under capital leases with a cost of $363,662 and $485,752 and accumulated amortization of $218,084 and $384,248 at December 31, 2001 and 2002, respectively.

4.       NOTE PAYABLE

         In September 2000, the Company purchased furniture and fixtures of $117,000 in exchange for a note payable. The note has no stated interest rate, is payable over 18 months and is secured by a lien on the purchased furniture and fixtures. The Company imputed interest on the note at the Company's effective borrowing rate of 14% and recorded $7,045 and $224 of interest expense in 2001 and 2002, respectively. At December 31, 2001, the discount remaining on the note was $224. The note was paid in full during 2002.

5.       CONVERTIBLE NOTES PAYABLE TO STOCKHOLDERS

         In June, July and September 2003, the Company issued $500,000, $1,500,000 and $100,000 of convertible notes payable (the "Notes"), respectively. The Notes, which were issued to certain stockholders, accrue interest at 8%, payable at maturity in December 2003. The Notes, at the option of the note holder, are convertible into shares of Series C Redeemable Convertible Preferred Stock at a price per share equal to $0.78. The Notes will automatically be converted, upon the closing of a qualified equity financing, as defined, into the securities issued in the qualified equity financing.

         In connection with the issuance of the Notes, the Company issued warrants for the purchase of common stock or, if there is a qualified financing, for securities of the qualified financing. The number of shares that can be purchased under the formula embedded in the warrants is dependent on the amount of the outstanding principal and accrued interest on the Notes at the time the exercise election is made. The exercise price of the warrant, in the absence of a qualified financing, is $.78 per share. These warrants can be exercised upon the earlier of
         (a) the closing of a qualified financing event, as defined, (b) 15 days prior to a change of control and (c) the date of the Note conversion. The warrants expire upon the earlier of 10 years from issuance or upon a change in control, as defined.

         The Company has recorded the estimated value associated with the minimum number of warrants issued, as of the date of issuance of each Note, of $21,050 as a discount on the Notes. The estimated value of the warrants has been determined by the Black-Scholes option-pricing model with the following assumptions: (i) fair market value of common stock of $0.20, (ii) risk-free interest rates of 3.96%, (iii) expected life of 10 years, (iv) volatility of 100% and (v) no dividend yield. The discount is being amortized into interest expense over the life of the Notes. As of September 30, 2003, the unamortized discount on the Notes is $9,157. Additionally, the Notes have a beneficial conversion feature of $21,050, which has been recorded as additional interest expense at the date of issuance of the Notes.

         The number of warrants issuable under the Notes increases with the passage of time until the Notes are converted or repaid. Accordingly, the Company will be required to record as additional interest expense the incremental warrants earned. As of September 30, 2003, there are 368,603 warrants accrued under the Notes of which 240,398 are incremental warrants earned subsequent to the issuance date. The Company has recorded the estimated fair value of the incremental warrants of $37,556 as interest expense. The estimated value of the incremental warrants was determined using the Black-Scholes option-pricing model with the following assumptions: (i) fair market value of common stock of $0.20, (ii) risk-free interest rates of 3.96%,
         (iii) expected life of 10 years, (iv) volatility of 100% and (v) no dividend yield.

         In October 2003, the Company issued an additional $650,000 of convertible notes payable to stockholders and warrants with the terms and conditions similar to the Notes described above.

6.       COMMITMENTS AND CONTINGENCIES

         During the years ended December 2001 and 2002, the Company entered into several capital lease agreements for the purchase of property and equipment with an original fair value of $116,388 and $122,090, respectively. Borrowings are payable in 24 to 36 equal monthly payments of principal plus interest ranging from 9.6% to 18.9%.

         In addition to the capital lease obligations, the Company also leases its office facilities under a noncancelable operating lease which began in June 2002 and expires in May 2005. Prior to this, the Company leased office facilities under an operating lease that expired in June 2002. Rental expense under the Company's operating leases for the years ended December 31, 2001 and 2002 and the nine-months ended September 30, 2002 and 2003 was $407,263, $318,587, $237,047 and $247,338, respectively.

         Future minimum payments payable under all lease agreements are as follows as of December 31, 2002:

                                                      CAPITAL     OPERATING
YEAR ENDING DECEMBER 31                               LEASES       LEASES
2003                                                $ 157,546     $ 330,917
2004                                                    5,469       339,071
2005                                                                142,695
                                                    ---------     ---------
Total minimum lease payments                          163,015     $ 812,683
                                                                  =========
Less amount representing interest                      (8,705)
                                                    ---------
Present value of minimum payments                     154,310
Less current portion of capital lease obligations    (150,719)
                                                    ---------
Long-term portion of capital lease obligations      $   3,591
                                                    =========

         From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. As of December 31, 2002, the Company is not a party to any pending litigation or other legal proceedings.

7.       ACCRUED EXPENSES

         Accrued expenses consist of the following:

                                                       YEARS ENDED
                                                       DECEMBER 31,
                                                 -----------------------
                                                    2001          2002
Accrued compensation and related expenses        $   63,113   $  191,554
Accrued software licensing costs                     36,580      112,632
Other accrued expenses                               95,290      142,905
                                                 ----------   ----------
                                                 $  194,983   $  447,091
                                                 ==========   ==========

8.       REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

         COMMON STOCK -- As of December 31, 2002, the Company has reserved 4,886,876 shares of common stock for the conversion of Series A Redeemable Convertible Preferred Stock ("Series A"), 5,049,059 shares of common stock for the issuance of Series B Redeemable Convertible Preferred Stock ("Series B"), 11,410,256 shares of common stock for the issuance of Series C Redeemable Convertible Preferred Stock ("Series C"), 5,631,414 shares of common stock for future issuance upon the exercise of stock options and upon the exercise of common stock warrants.

         On September 18, 2000, the Company sold 80,000 shares of restricted common stock to a member of the Board of Directors for $20,000. The stock vests 8.34% each quarter over three years. In the event of the termination of the relationship with the Board of Director member, as defined, the Company has the right to repurchase any unvested shares at the original purchase price of $0.25 per share. At December 31, 2002, 20,000 shares of common stock were unvested and subject to this repurchase right.

         On November 13, 2001, in connection with the issuance of Series C, the Company issued 691,022 shares of common stock to several investors in the Company's Series A and B as a result of certain anti-dilution provisions. The Company allocated $136,091 of the Series C proceeds to the common shares, which represents their relative fair value.

         On December 12, 2001, the Company sold 35,000 shares of restricted stock to a member of the Board of Advisors in exchange for $7,000. The stock vests over three years. In the event of the termination of the relationship with the consultant, as defined, the Company has the right to repurchase any unvested shares at the original purchase price of $0.20 per share. At December 31, 2002, 4,667 shares of common stock were unvested and subject to this repurchase right.

         REDEEMABLE CONVERTIBLE PREFERRED STOCK -- On April 26, 2000 and June 19, 2000, the Company sold a total of 3,875,000 shares of Series A at $1.00 per share for gross proceeds of $3,875,000. In addition, the Company issued 356,333 shares of Series A upon the conversion of $569,752 in convertible promissory notes and accrued interest.

         On September 19, 2000 and October 5, 2000, the Company issued a total of 3,645,835 shares of Series B at $2.16 per share for gross proceeds of $7,875,003.

         On November 13, 2001, the Company issued 11,410,256 shares of Series C at $0.78 per share for gross proceeds of $8,900,000. In connection with the issuance of the Series C, the Company issued 691,022 shares of common stock.

         The rights and preferences of the Series A, B and C are as follows:

         Voting -- Series A, B and C stockholders are entitled to vote on all matters and are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is then convertible.

         Dividends -- Series A and B stockholders are entitled to receive dividends when and if declared by the Board of Directors, based on the number of shares of common stock into which the preferred stock is then convertible. Series C stockholders are entitled to receive, when and if declared by the Board of Directors, dividends at an annual per share rate equal to 8% of the original purchase price paid. Such dividends shall be deemed to accrue and be cumulative. As of December 31, 2002, there are accrued dividends of $801,000 related to the Series C.

         Liquidation Rights -- In certain events, including the liquidation, dissolution or winding-up of the Company, before any distribution payments are made to common stockholders, the holders of Series A, B and C are entitled to be paid first out of the assets and surplus funds of the Company an amount equal to $0.50, $1.08 and $0.78 per share, respectively, plus any dividends declared or accrued but unpaid at the date of liquidation. If the assets of the Company shall be insufficient to permit payment in full to the holders of the Series A, B and C, the Company's assets available for distribution shall first be distributed ratably among the Series C stockholders. Any remaining assets after all Series C distributions have been made will be distributed ratably among the Series A and B stockholders.

         Conversion -- Each share of Series A, B and C is convertible into 1.15 shares, 1.38 shares and 1.0 share of common stock, respectively, at any time, subject to certain antidilutive adjustments, as defined. In addition, each share of preferred stock will automatically convert into common stock upon the completion of a public stock offering involving aggregate gross proceeds of at least $20,000,000 at a price per share that equals or exceeds $2.34 per share, subject to certain adjustments.

         Redemption -- At any time on or after November 13, 2006, upon the written request of the holders of at least a majority of the then outstanding shares of Series C, the Company shall redeem all outstanding Series A, B and C in cash at the redemption price equal to $0.50, $1.08 and $0.78 per share, plus any declared or accrued but unpaid dividends due to these stockholders.

         STOCK OPTIONS -- During 1997, the Company established the 1997 Stock Option Plan (the "1997 Plan"), which provides for the granting of incentive stock options and nonqualified stock options. On April 26, 2000, the Company adopted the 2000 Stock Option Plan (the "2000 Plan"). With the adoption of the 2000 Plan, the Company was no longer authorized to grant any further stock options or restricted stock under the 1997 Plan, except to the extent that options previously granted under the 1997 are canceled or expire unexercised. At December 31, 2002, the Company was authorized to issue 3,856,992 shares of common stock pursuant to options granted under the 1997 Plan and 2000 Plan.

         The Board of Directors has the authority to select the employees and nonemployees to whom options are granted and to establish the terms of each option, including (i) the number of shares of common stock subject to the option; (ii) when the option becomes exercisable; (iii) the option exercise prices, which, in the case of incentive stock options, must be at least 100% of the fair market value of the common stock as of the date of grant and (iv) the duration of the option (which, in the case of incentive stock options, may not exceed 10 years). Options granted typically vest over 4 years and expire no later than 10 years from the date of grant. As of December 31, 2002, 524,332 shares are available for grant under the 1997 and 2000 Plan.

         The following table summarizes stock option activity for the years ended at December 31, 2001 and 2002 and for the nine months ended at September 30, 2003:

                                                                WEIGHTED-
                                                                 AVERAGE
                                                  NUMBER OF     EXERCISE
                                                    SHARES        PRICE
Outstanding--January 1, 2001                      2,783,986    $     0.29
  Granted                                           383,000          0.48
  Canceled                                         (256,473)         0.37
  Exercised                                         (28,938)         0.06
                                                  ---------    ----------

Outstanding--December 31, 2001                    2,881,575          0.31
  Granted                                         2,530,500          0.37
  Canceled                                         (112,083)         0.44
  Exercised                                        (313,911)         0.05
                                                  ---------    ----------
Outstanding--December 31, 2002                    4,986,081          0.27
  Granted (unaudited)                             1,348,000          0.20
  Canceled (unaudited)                             (334,875)         0.21
  Exercised (unaudited)                            (190,089)         0.01
                                                  ---------    ----------
Outstanding--September 30, 2003 (unaudited)       5,809,117    $     0.27
                                                  =========    ==========

Exercisable--September 30, 2003 (unaudited)       2,978,593    $     0.32
                                                  =========    ==========

Exercisable--December 31, 2002                    2,373,842    $     0.32
                                                  =========    ==========

Exercisable--December 31, 2001                    1,754,827    $     0.24
                                                  =========    ==========

         The following table summarizes information about stock options outstanding at December 31, 2002:

                        OPTIONS OUTSTANDING                   EXERCISABLE
             ---------------------------------------   -------------------------
                             WEIGHTED-
                              AVERAGE
                             REMAINING     WEIGHTED-                   WEIGHTED-
                            CONTRACTUAL     AVERAGE                     AVERAGE
EXERCISE      NUMBER OF         LIFE       EXERCISE     NUMBER OF      EXERCISE
 PRICE         SHARES        (IN YEARS)      PRICE       SHARES         PRICE
$ 0.0001        455,425         5.90       $ 0.0001      455,425       $ 0.0001
  0.2000      2,533,500         9.41         0.2000      254,415         0.2000
  0.2500        362,500         7.51         0.2500      294,500         0.2500
  0.4477      1,223,156         7.26         0.4477    1,121,255         0.4477
  0.5000        411,500         8.03         0.5000      248,247         0.5000

              4,986,081         8.31                   2,373,842
              =========         ====                   =========

         The weighted-average fair value of options granted during 2001 and 2002 was $.01 per share and $.03 per share, respectively.

         During the year ended December 31, 2001 and 2002 and the nine-month period ended September 30, 2003, the Company issued options to nonemployees to purchase a total of 24,000, 48,000 shares and 34,500 shares, respectively, of common stock. The Company has recorded the fair value of the options, as determined using the Black-Scholes option-pricing model of $2,320, $18,216 and $13,228 during the years ended December 31, 2002 and 2001 and for the nine-month period ended September 30, 2003, respectively. The assumptions used in the Black-Scholes option-pricing model are as follows:

                                  DECEMBER 31,
                            -----------------------   SEPTEMBER 30,
                              2001           2002         2003
                                                       (UNAUDITED)
Risk-free interest rate         4.56%          3.82%       3.83%
Expected dividend yield
Expected lives              10 years       10 years    10 years
Expected volatility               90%            90%         90%

         WARRANTS -- On March 6, 1998, the Company issued a warrant to a third party to acquire 1.67% or 85,096 shares of the Company's common stock for $50,000 through March 5, 2001. The warrant was given as consideration for providing a guarantee on a loan with a bank. On April 14, 2000, the Company amended the warrant agreement to increase the number of shares to 88,207 at an exercise price of $0.5668 per share. The Company valued this warrant as of the amendment date using the Black-Scholes option pricing model and has determined the value to be immaterial. The assumptions used were as follows: (i) fair market value of common stock of $0.25, (ii) risk-free interest rates of 5.0%, (iii) expected life of three year, (iv) volatility of 70% and (v) no dividend yield. On March 14, 2001, the Company extended the third-party's right to exercise the warrant through September 5, 2001. This extension created a new measurement date and therefore the Company valued this warrant as of the amendment date using the Black-Scholes option pricing model and has determined the value to be immaterial. The assumptions used were as follows: (i) fair market value of common stock of $0.50,
         (ii) risk-free interest rate of 4.75%, (iii) expected life of six month(s) and (iv) volatility of 70% and (v) no dividend yield. In September 2001, the Company issued 25,707 shares of common stock in a net share settlement of this warrant and recorded $5,142 of compensation expense.

         On April 21, 2000, the Company issued a stockholder a warrant for the purchase of 191,084 shares of common stock at an exercise price of $1.00 per share. The warrant is fully vested and is exercisable until December 31, 2004. The Company has valued this warrant on the grant date using the Black-Scholes option pricing model and has determined the value to be $14,310. This amount was charged to research and development in 2000. The assumptions used were as follows: (i) fair value of common stock of $0.25, (ii) risk-free interest rates of 5% in 2000, (iii) expected life of 4.75 years, (iv) volatility of 70% and (v) no dividend yield. As of December 31, 2002, the warrant is fully vested and outstanding.

         As discussed in Note 5, in connection with the issuance of promissory notes to stockholders during 2003, the Company issued warrants.

9.       INCOME TAXES

         For the years ended December 31, 2001 and 2002, the Company did not record a provision or benefit for income taxes as a result of its operating losses. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                  2001          2002
Net operating loss carryforwards                               $5,380,000    $7,417,000
Cash basis of accounting used for income tax purposes              (3,000)     (361,000)
Other nondeductible reserves and deferred revenue                 385,000     1,806,000
Credit carryforwards                                              373,000       537,000
Depreciation and amortization                                      29,000       107,000
                                                               ----------    ----------
                                                                6,164,000     9,506,000

Less valuation allowance                                       (6,164,000)   (9,506,000)
                                                               ----------    ----------
Total                                                          $        -    $        -
                                                               ==========    ==========

         The Company has established a valuation allowance equal to the amount of its deferred tax assets, as the realization of such assets is uncertain, and accordingly, has not given recognition to these tax assets in the accompanying financial statements. During the years ended at December 31, 2001 and 2002, the valuation allowance increased by $3,892,000 and $3,342,000, respectively.

         At December 31, 2002, the Company has federal net operating loss ("NOL") carryforwards of approximately $18,420,000 which expire between 2018 and 2022. The Company also has federal research and development credits of $518,000 which expire in 2022 and state investment tax credits that have no expiration date. Under the provisions of the Internal Revenue Code (the "Code"), certain substantial changes in the Company's ownership, including a sale of the Company, may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be used annually to offset future taxable income. The amount of any annual limitation is determined based upon the Company's value prior to an ownership change. The Company has not yet determined the impact of previous ownership changes will have on the utilization of its NOLs.

         A reconciliation of the statutory federal income tax rate of the Company's effective tax rate is as follows for the years ended December 31:

                                                 2001     2002
Statutory tax rate                                34%     34%
State income taxes--net of federal benefit         6       6
Valuation allowance                              (40)    (40)
                                                 ---     ---
Effective income tax rates                         -%      -%
                                                 ===     ===

10.      RELATED-PARTY TRANSACTIONS

         The Company recorded revenue related to software licensing and maintenance arrangements with a stockholder of $276,000, $209,000, $153,735 and $83,563 for the years ended December 31, 2001 and 2002 and for the nine-month periods ended September 30, 2002 and 2003, respectively. At December 31, 2001 and 2002 and September 30, 2003, outstanding accounts receivable from this related party totaled $78,750, $55,087 and $229, respectively.

         As discussed in Note 5, the Company issued $2,750,000 of notes to certain stockholders in 2003.

11.      SIGNIFICANT CUSTOMERS

         The Company recorded revenues and accounts receivable of greater than 10% of total revenue and accounts receivable, respectively, from the certain customers as follows:

                                                  REVENUES
                              -----------------------------------------------
                                  DECEMBER 31,                SEPTEMBER 30,
                              ------------------          -------------------
                              2001         2002           2002           2003
                                                              (UNAUDITED)
Customer:
A                              23%          14%            18%             *
B                                *          12%            15%             *
C                              23%            *                            *
D                              18%            *            10%             *

                                               ACCOUNTS RECEIVABLE
                                     --------------------------------------
                                        DECEMBER 31,
                                     -----------------        SEPTEMBER 30,
                                     2001        2002             2003
                                                               (UNAUDITED)
Customer:
A                                     19%            *               *
B                                     14%            *               *
C                                     30%            *               *
D                                       *          15%               *
E                                       *          14%               *
F                                       *          11%               *
G                                       *            *             17%
H                                       *            *             11%
I                                       *            *             11%
J                                       *            *             10%

* Revenue and/or accounts receivable, as applicable, derived from this customer were less than 10% for the related period.

12.      EMPLOYEE BENEFIT PLAN

         During 2001, the Company established a defined contribution savings plan under Section 401(k) of the Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis, subject to legal limitations. Company contributions to the plan may be made at the discretion of the Board of Directors. There were no contributions made to the plan by the Company during the years ended December 31, 2001 and 2002 or nine-months ended September 30, 2003.

                                   * * * * * *

                         VitalWorks Inc. and Subsidiary

(b) PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         On November 25, 2003, VitalWorks Inc., a Delaware corporation (the "Registrant" or "VitalWorks"), completed a merger with AMICAS, Inc., a Delaware corporation ("AMICAS"), pursuant to the Agreement and Plan of Merger, dated as of November 25, 2003 (the "Merger Agreement"), by and among the Registrant, PACS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Registrant (the "Merger Sub"), AMICAS and the Stockholders' Representative (as such term is defined in the Merger Agreement). Pursuant to the Merger Agreement, the Merger Sub merged with and into AMICAS with AMICAS continuing as the surviving corporation and a wholly-owned subsidiary of the Registrant (the "Merger"). As a result of the Merger, each issued and outstanding share of capital stock of AMICAS was converted into the right to receive the applicable pro rata portion of (1) $30,142,069 in cash (the "Initial Consideration") and
(2) up to an additional $25,110,089 (the "Earn-out Consideration" and collectively with the "Initial Consideration", the "Merger Consideration"), payable in cash, shares of the Registrant's common stock, par value $0.001 per share (the "Common Stock"), or any combination thereof, based on AMICAS' attainment of specified earnings targets through 2004. The Registrant will pay the Merger Consideration out of the Registrant's available cash (and, if so chosen by the Registrant pursuant to the Merger Agreement, the Registrant may pay the Earn-out Consideration with Common Stock) and through borrowings under its credit facility with Wells Fargo Foothill, Inc. In addition, VitalWorks assumed incentive plans for certain management employees of AMICAS that provide for up to approximately $5 million of compensation, tied to the attainment of specified earnings targets through 2004.

         The terms of the Merger Agreement were determined on the basis of arms-length negotiations. Prior to the execution of the Merger Agreement, neither the Registrant nor any of its affiliates, nor any director or officer of the Registrant or any associate of any such director or officer, had any material relationship with AMICAS.

         AMICAS is a developer of Web-based diagnostic image management software solutions. The Registrant currently intends to continue to use the tangible assets of AMICAS constituting property and equipment and intangible assets substantially in the same manner in which they were used by AMICAS immediately prior to the Merger.

         The following unaudited pro forma condensed combined balance sheet as of September 30, 2003 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2002 and nine-month period ended September 30, 2003 are based on the historical financial statements of VitalWorks and AMICAS after giving effect to the acquisition as a purchase of AMICAS by VitalWorks using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

         The unaudited pro forma condensed combined balance sheet as of September 30, 2003 is presented to give effect to the proposed acquisition as if it occurred on September 30, 2003. The unaudited pro forma condensed combined statements of operations of VitalWorks and AMICAS for the year ended December 31, 2002 and nine-month period ended September 30, 2003 are presented as if the combination had taken place on January 1, 2002.

         Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note A to these unaudited pro forma condensed combined financial statements, was allocated to the net tangible and intangible assets of AMICAS acquired in connection with the acquisition, based on their estimated fair values as of the completion of the acquisition. Independent valuation specialists conducted an independent appraisal in order to assist management of VitalWorks in determining the fair values of a

                         VitalWorks Inc. and Subsidiary

significant portion of these assets, including purchased software, in-process technology, trademarks and noncompete agreements. Management has made a preliminary estimate of the fair value of the remaining assets and liabilities. The estimated fair values included in these unaudited pro forma condensed combined financial statements reflect management's preliminary estimates along with the independent valuation specialists' appraisal.

         The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of AMICAS included in this Form 8-K/A and the financial statements of VitalWorks included in its Form 10-K for the year ended December 31, 2002 and Form 10-Q for the nine-month period ended September 30, 2003. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results of operations or financial condition of VitalWorks that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial condition of VitalWorks.

                         VitalWorks Inc. and Subsidiary
             Pro Forma Condensed Combined Balance Sheet (unaudited)
                               September 30, 2003
                                 (in thousands)

                                                                      HISTORICAL
                                                             --------------------------          PRO FORMA              PRO FORMA
                                                             VITALWORKS         AMICAS          ADJUSTMENTS              COMBINED
                                                             ----------         -------         -----------             ---------
ASSETS
Current assets:
      Cash and cash equivalents                              $  36,801          $    72          $ (15,142) (a)         $  21,731
      Accounts receivable, net of allowances                    14,626            1,494                                    16,120
      Computer hardware held for resale                          1,047                                                      1,047
      Deferred income taxes, net                                 2,004                                                      2,004
      Prepaid expenses and other current assets                  3,222              254                                     3,476
                                                             ---------          -------          ---------              ---------
TOTAL CURRENT ASSETS                                            57,700            1,820            (15,142)                44,378
Property and equipment, at cost, less accumulated
      depreciation and amortization                              4,055              461                                     4,516
Goodwill                                                        20,256                              15,046  (b)            35,302
Acquired/developed software, less accumulated
      amortization                                               8,261                              13,700  (b)            21,961

Other intangible assets                                                                              3,400  (b)             3,400
Deferred income taxes, net                                      24,746                                                     24,746
Other assets                                                     1,500               54                                     1,554
                                                             ---------          -------          ---------              ---------
Total assets                                                 $ 116,518          $ 2,335          $  17,004              $ 135,857
                                                             =========          =======          =========              =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

      Accounts payable and accrued expenses                  $  10,734          $ 1,168          $     820  (c)         $  12,722
      Accrued employee compensation and benefits                 2,289              215                                     2,504
      Accrued restructuring costs                                  665                                                        665
      Deferred revenue, including unearned discounts             7,940            6,385             (3,506) (d)            10,819
      Convertible notes payable to stockholders                                   2,091             (2,091) (e)
      Current portion of long-term debt                          4,068                7              3,000  (f)             7,075
                                                             ---------          -------          ---------              ---------
TOTAL CURRENT LIABILITIES                                       25,696            9,866             (1,777)                33,785
Long-term debt                                                  12,064                              12,000  (f)            24,064
Other liabilities, primarily unearned discounts re:
  outsourced printing services                                   6,267                                                      6,267
Redeemable convertible preferred stock                                           21,993            (21,993) (e)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                            72,491          (29,524)              (750) (g)            71,741
                                                                                                    29,524  (h)
                                                             ---------          -------          ---------              ---------
Total liabilities and stockholders' equity (deficit)         $ 116,518          $ 2,335          $  17,004              $ 135,857
                                                             =========          =======          =========              =========

                             See accompanying notes.

                         VitalWorks Inc. and Subsidiary
        Pro Forma Condensed Combined Statement of Operations (unaudited)
                      For the Year Ended December 31, 2002
                      (in thousands, except per share data)

                                                                     HISTORICAL
                                                             --------------------------          PRO FORMA              PRO FORMA
                                                             VITALWORKS         AMICAS          ADJUSTMENTS              COMBINED
                                                             ----------         -------         -----------             ---------
REVENUES
    Maintenance and services                                 $  84,808                                                  $  84,808
    Software licenses and system sales                          30,003          $   102                                    30,105
    Contracts                                                                     2,168                                     2,168
                                                             ---------          -------                                 ---------
Total revenues                                                 114,811            2,270                                   117,081
                                                             ---------          -------                                 ---------

COSTS AND EXPENSES
Cost of revenues                                                30,719            2,208          $   1,957  (b)            34,884
Selling, general and administrative                             49,716            5,331                                    55,047
Research and development                                        13,535            2,412                                    15,947
Depreciation and amortization                                    2,572              677                427  (b)             3,676
Credit for loan losses                                          (6,000)                                                    (6,000)
Restructuring credit                                              (501)                                                      (501)
                                                             ---------          -------          ---------              ---------
                                                                90,041           10,628              2,384                103,053
                                                             ---------          -------          ---------              ---------
OPERATING INCOME (LOSS)                                         24,770           (8,358)            (2,384)                14,028
Interest and other income                                        1,480               64               (207) (i)             1,337
Interest expense                                                (1,938)             (27)              (825) (j)            (2,790)
                                                             ---------          -------          ---------              ---------
INCOME (LOSS) BEFORE INCOME TAXES AND
    PREFERRED STOCK DIVIDENDS AND ACCRETION                     24,312           (8,321)            (3,416)                12,575
Provision for income taxes                                         162                                                        162
Preferred stock dividends and accretion                                             822               (822) (k)
                                                             ---------          -------          ---------              ---------
NET INCOME (LOSS)                                            $  24,150          $(9,143)         $  (2,594)             $  12,413
                                                             =========          =======          =========              =========

EARNINGS PER SHARE
    Basic                                                    $    0.58                                                  $    0.30

    Diluted                                                  $    0.49                                                  $    0.25

AVERAGE NUMBER OF SHARES OUTSTANDING
    Basic                                                       41,592                                                     41,592
    Diluted                                                     48,850                                                     48,850

                             See accompanying notes.

                         VitalWorks Inc. and Subsidiary
        Pro Forma Condensed Combined Statement of Operations (unaudited)
                  For the Nine Months Ended September 30, 2003
                      (in thousands, except per share data)

                                                                      HISTORICAL
                                                             --------------------------          PRO FORMA              PRO FORMA
                                                             VITALWORKS         AMICAS          ADJUSTMENTS              COMBINED
                                                             ----------         -------         -----------             ---------
REVENUES
    Maintenance and services                                 $  67,339                                                  $  67,339
    Software licenses and system sales                          17,511          $    13                                    17,524
    Contracts                                                                     3,036                                     3,036
                                                             ---------          -------                                 ---------
Total revenues                                                  84,850            3,049                                    87,899
                                                             ---------          -------                                 ---------

COSTS AND EXPENSES
Cost of revenues                                                23,946            2,142          $   1,468  (b)            27,556
Selling, general and administrative                             36,684            4,629                                    41,313
Research and development                                        11,699            1,870                                    13,569
Depreciation and amortization                                    1,741              518                320  (b)             2,579
                                                             ---------          -------          ---------              ---------
                                                                74,070            9,159              1,788                 85,017
                                                             ---------          -------          ---------              ---------
OPERATING INCOME (LOSS)                                         10,780           (6,110)            (1,788)                 2,882
Interest and other income                                          225               45                (90) (i)               180
Interest expense                                                  (870)            (118)              (559) (j)            (1,547)
                                                             ---------          -------          ---------              ---------
INCOME (LOSS) BEFORE INCOME TAXES AND
    PREFERRED STOCK DIVIDENDS AND ACCRETION                     10,135           (6,183)            (2,437)                 1,515
Provision for income taxes                                         150                                                        150
Preferred stock dividends and accretion                                             616               (616) (k)
                                                             ---------          -------          ---------              ---------
NET INCOME (LOSS)                                            $   9,985          $(6,799)         $  (1,821)             $   1,365
                                                             =========          =======          =========              =========

EARNINGS PER SHARE
    Basic                                                    $    0.23                                                  $    0.03
    Diluted                                                  $    0.21                                                  $    0.03

AVERAGE NUMBER OF SHARES OUTSTANDING
    Basic                                                       42,974                                                     42,974
    Diluted                                                     46,791                                                     46,791

                             See accompanying notes.

                         VitalWorks Inc. and Subsidiary
     Notes to Pro Forma Condensed Combined Financial Statements (unaudited)

A.       Basis of Pro Forma Presentation

         On November 25, 2003, VitalWorks Inc., a Delaware corporation (the "Registrant" or "VitalWorks"), completed a merger with AMICAS, Inc., a Delaware corporation ("AMICAS"), pursuant to the Agreement and Plan of Merger, dated as of November 25, 2003 (the "Merger Agreement"), by and among the Registrant, PACS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Registrant (the "Merger Sub"), AMICAS and the Stockholders' Representative (as such term is defined in the Merger Agreement). Pursuant to the Merger Agreement, the Merger Sub merged with and into AMICAS with AMICAS continuing as the surviving corporation and a wholly-owned subsidiary of the Registrant (the "Merger"). As a result of the Merger, each issued and outstanding share of capital stock of AMICAS was converted into the right to receive the applicable pro rata portion of (1) $30,142,069 in cash (the "Initial Consideration") and
(2) up to an additional $25,110,089 (the "Earn-out Consideration" and collectively with the "Initial Consideration", the "Merger Consideration"), payable in cash, shares of the Registrant's common stock, par value $0.001 per share (the "Common Stock"), or any combination thereof, based on AMICAS' attainment of specified earnings targets through 2004. The Registrant will pay the Merger Consideration out of the Registrant's available cash (and, if so chosen by the Registrant pursuant to the Merger Agreement, the Registrant may pay the Earn-out Consideration with Common Stock) and through borrowings under its credit facility with Wells Fargo Foothill, Inc. In addition, VitalWorks assumed incentive plans for certain management employees of AMICAS that provide for up to approximately $5 million of compensation, tied to the attainment of specified earnings targets through 2004.

         The terms of the Merger Agreement were determined on the basis of arms-length negotiations. Prior to the execution of the Merger Agreement, neither the Registrant nor any of its affiliates, nor any director or officer of the Registrant or any associate of any such director or officer, had any material relationship with AMICAS.

         AMICAS is a developer of Web-based diagnostic image management software solutions. The Registrant currently intends to continue to use the tangible assets of AMICAS constituting property and equipment and intangible assets substantially in the same manner in which they were used by AMICAS immediately prior to the Merger.

         The AMICAS acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations," and, accordingly, the purchase price has been allocated to the assets and liabilities of AMICAS based on their estimated fair values.

         The estimated total purchase price of the AMICAS acquisition (Initial Consideration) is as follows (in thousands):

Cash paid                                $ 30,142
Estimated direct costs                        820
                                         --------
Total estimated purchase price           $ 30,962
                                         ========

         VitalWorks financed $15.0 million of the purchase price through borrowings under its credit facility with Wells Fargo Foothill.

         Under the purchase method of accounting, the total estimated purchase price as shown in the table above was allocated to AMICAS' net tangible and intangible assets based on their estimated fair values as of the date of the completion of the acquisition. Independent valuation specialists conducted an independent appraisal in order to assist management of VitalWorks in determining the fair values of a significant portion of these assets, including purchased software, in-process technology, trademarks and noncompete agreements. Management has made a preliminary estimate of the fair value of the remaining assets and liabilities. The estimated fair values included in these unaudited pro forma condensed combined financial statements reflect management's preliminary estimates, which are subject to change, along with the independent valuation specialists' appraisal

                         VitalWorks Inc. and Subsidiary
     Notes to Pro Forma Condensed Combined Financial Statements (unaudited)
                                  - continued


as follows (in thousands):

Preliminary estimated purchase price allocation:
   Net tangible liabilities                                          $  (1,934)
   Amortizable identified intangible assets                             17,100
   Goodwill                                                             15,046
   Acquired in-process technology                                          750
                                                                     ---------
Total preliminary estimated purchase price allocation                $  30,962
                                                                     =========

         Of the total estimated purchase price, a preliminary estimate of $1.9 million has been allocated to net tangible liabilities acquired and $17.1 million has been allocated to amortizable identified intangible assets acquired. Amortizable identified intangible assets consist of acquired software, trademarks, and noncompete agreements. The amortization related to the amortizable identified intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations.

         Of the total estimated purchase price, a preliminary estimate of $15.0 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. In accordance with Statement 142, "Goodwill and Other Intangible Assets," goodwill resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

         Of the total estimated purchase price, a preliminary estimate of $.8 million has been allocated to acquired in-process technology and was charged to expense in the quarter ended December 31, 2003. Due to its nonrecurring nature, the acquired in-process technology expense has been excluded in the unaudited pro forma condensed combined statements of operations. In addition, no pro forma adjustments have been reflected for the contingent earn-out payments (earn-out consideration or compensation) since the specified earnings targets have not been achieved through September 30, 2003.

B.       Pro Forma Adjustments

         Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to AMICAS' net tangible and intangible assets to a preliminary estimate of their fair values and to reflect the amortization expense related to the estimated amortizable identified intangible assets.

         No pro forma adjustments were required to conform AMICAS' accounting policies to VitalWorks' accounting policies.

                         VitalWorks Inc. and Subsidiary
     Notes to Pro Forma Condensed Combined Financial Statements (unaudited)
                                  - continued

         The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

     (a) Adjustment to record the cash paid to acquire AMICAS of $30.1 million, net of cash received from borrowings under VitalWorks credit facility with Wells Fargo Foothill of $15.0 million.

     (b) Adjustment to reflect the preliminary estimate of the fair value of amortizable intangible assets, and goodwill, and the resulting amortization expense, if applicable, as follows (in thousands):

                                                           Amortization Expense         Estimated
                                      Preliminary         ----------------------       Useful Life
                                       Fair Value           Year        9 Months         (years)
                                      -----------         -------       --------       -----------
Acquired software                      $ 13,700           $ 1,957       $ 1,468             7
Trademarks                                1,900               127            95            15
Noncompete agreements                     1,500               300           225             5
Goodwill                                 15,046                                           N/A

     (c)    Adjustment to reflect the estimated direct transaction costs.

     (d) Adjustment to record the difference between the preliminary estimate of the fair value and the historical amount of AMICAS' deferred revenue to reflect that amount at fair value as required by Statement 141.

     (e) Adjustment to remove convertible notes payable to AMICAS' stockholders and redeemable convertible preferred stock, both of which were redeemed in connection with the AMICAS acquisition.

     (f) Adjustment to record the borrowings under VitalWorks credit facility with Wells Fargo Foothill of $15.0 million used to finance a portion of the purchase price.

     (g) Adjustment to record the preliminary estimate of the fair value of acquired in-process technology.

     (h)    Adjustment to eliminate AMICAS' historical stockholders' deficit.

     (i) Adjustment to record foregone interest income earned on available cash used for the AMICAS acquisition.

     (j) Adjustment to record additional interest expense incurred on borrowings under VitalWorks credit facility with Wells Fargo Foothill of $15.0 million used to finance a portion of the purchase price using a weighted-average interest rate of 4.9% and 5.4% for 2003 and 2002, respectively.

     (k) Adjustment to eliminate preferred stock dividends and accretion since the redeemable convertible preferred stock was redeemed in connection with the AMICAS acquisition.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2004                  VITALWORKS INC.
                                        (Registrant)

                                        By: /s/ Stephen Hicks
                                            -----------------------------------
                                            Stephen Hicks
                                            Vice President and General Counsel

                                  EXHIBIT INDEX

Exhibit No.                              Description
-----------     -------------------------------------------------------------
   15           Letter regarding unaudited interim financial information from
                Deloitte & Touche LLP, independent auditors.

   23           Consent of Deloitte & Touche LLP, independent auditors.